News Release
Investor and Media Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Common Stock to Begin Trading on The OTCQB™ Tier of the OTC Marketplace on September 6, 2012

-- The OTCQB is the Home to Approximately 3,500 Companies that are Current in Their Reporting Obligations to the SEC --

WINSTON-SALEM, NC, September 5, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today announced that its common stock will begin trading on the OTCQB tier of the OTC Marketplace (“OTCQB”) effective Thursday, September 6, 2012. The OTCQB is the venture marketplace for 3,500 companies that are current in their reporting with the Securities and Exchange Commission. Investors will find Real-Time quotes and market information for the Company on www.otcmarkets.com. The Company’s shares of common stock will continue to trade under the symbol TNGN.

On September 4, 2012, Tengion received a notice from NASDAQ stating that the Company has not regained compliance with NASDAQ Listing Rule 5550(b)(1) and that its common stock will cease trading on the NASDAQ Capital Market effective on September 6, 2012.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company's most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company's lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's plan to transition from the NASDAQ Capital Market to the OTC Marketplace and the Company’s ability to continue trading on the OTCQB.  Although the Company believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements including actions by the OTCQB Marketplace and the OTC Bulletin Board and the market makers issuing quotations, if any, in the Company’s common stock, the Company’s immediate need for capital and the Company’s ability to remain timely in its reporting requirements with the SEC.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.